                                                                    EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Coventry Health Care, Inc. on Form S-4 of our reports dated March 8, 2004 (which express an unqualified opinion and included an explanatory paragraph as to the Company's change in its method of accounting for goodwill and intangible assets in 2002), appearing in and incorporated by reference in the Annual Report on Form 10-K of First Health Group Corp. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

December 23, 2004